www.entremed.com

FOR IMMEDIATE RELEASE:

March 21, 2013

7:00 a.m. ET

ENTREMED REPORTS FOURTH QUARTER AND YEAR-END 2012
FINANCIAL RESULTS AND BUSINESS OUTLOOK FOR 2013

ROCKVILLE, MD, March 21, 2013 – EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer, today reported results for the three months and twelve months ended December 31, 2012.

The Company reported a net loss of ($0.4 million), or ($0.02) per share for the three months ended December 31, 2012. This compares with net income of $1.0 million, or $0.06 per share for the fourth quarter 2011. The increase in net loss is directly attributed to the decrease in revenues from royalties earned from Celgene Corporation’s sales of Thalomid® in the fourth quarter of fiscal 2012 compared to fiscal 2011.

For the year ended December 31, 2012 the net loss, excluding non-cash interest expense, was ($4.5 million), or ($0.25) per share as compared to ($4.6 million), or ($0.47) per share for 2011. The reported net loss for the year ended December 31, 2012 included non-cash interest charges totaling $10.0 million associated with the Company’s 2012 financing, recorded in accordance with US generally accepted accounting principles. Including the non-cash interest expense, the reported net loss for the year ended December 31, 2012 was ($14.5 million), or ($0.78) per share.

As of December 31, 2012, EntreMed had cash and cash equivalents of approximately $8.0 million. The cash position has since been strengthened by approximately $10.3 million in net proceeds from a financing which was completed on March 14, 2013.

Sara B. Capitelli, Vice President, Finance and Principal Accounting Officer, commented, “Our financial results for the fourth quarter are in line with our expectations. Our research and development expenses for the fourth quarter increased compared to the previous year as we began operations in China in 2012 and also initiated a dual-institutional Phase 2 study of ENMD-2076 in triple-negative breast cancer. We anticipate operating expenses to increase in 2013 as we execute on our clinical development plan in the US and China. Royalty revenues from Celgene’s sales of Thalomid® in 2012 were $0.7 million, compared to $1.9 million in 2011. The decrease in royalty revenues was in line with our expectations and results from a decline in sales of Thalomid® in the United States.” Further up-to-date information regarding the Company, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, can be found on our web site at www.entremed.com.

EntreMed, Inc. / 9620 Medical Center Drive, Suite 300 / Rockville, MD 20850

Phone 240.864.2600 /Fax 301.315.2437

Dr. Ken Ren, Chief Executive Officer, commented, “We are pleased with our financial results for the year and quarter ended December 31, 2012, which reflect our success in reducing operating costs and at the same time reflect new costs for implementing new programs, including initiating our Phase 2 triple-negative breast trial at two US sites, establishing our office in Beijing, initiating local manufacturing activities in China, and the filing of a new clinical trial application with the Chinese SFDA. Since the year ended, we also initiated a Phase 2 clinical trial in advanced metastatic soft tissue sarcoma at Princess Margaret Hospital in Canada. We are pleased with our recent financing and the support and encouragement from new institutional shareholders from both the US and China. We intend to use the proceeds to further the global clinical development of ENMD-2076 and for general business development and corporate purposes.”

Dr. Ren continued, “In terms of our outlook for 2013, we remain focused on building a leading oncology enterprise that integrates US and China strategies and resources for cost effective drug development. We intend to achieve the following objectives:

•	Continue the development of ENMD-2076, including initiating global clinical trials with sites in China under our U.S. FDA IND, and in parallel, pursuing local development in China under SFDA;

•	Pursue an additional clinical-stage drug candidate to add to our pipeline;

•	Further develop our regulatory and clinical capability in China.

With the foundation established through our achievements in 2012 and our recent financing, we believe that we are well positioned to accomplish these objectives and look forward to continued progress in 2013.”

About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company employing a drug development strategy primarily in the United States and China to develop targeted therapeutics for the global market. Its lead compound, ENMD-2076, a selective angiogenic kinase inhibitor, has completed several Phase 1 studies in solid tumors, multiple myeloma, and leukemia, and is currently completing a multi-center Phase 2 study in ovarian cancer. EntreMed, Inc. recently announced the initiation of a Phase 2 study of ENMD-2076 in triple-negative breast cancer and the initiation of a Phase 2 study of ENMD-2076 in advanced/metastatic soft tissue sarcoma. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission (the SEC).

About ENMD-2076

ENMD-2076 is an orally-active, Aurora A/angiogenic kinase inhibitor with a unique kinase selectivity profile and multiple mechanisms of action. ENMD-2076 has been shown to inhibit a distinct profile of angiogenic tyrosine kinase targets in addition to the Aurora A kinase. Aurora kinases are key regulators of mitosis (cell division), and are often over-expressed in human cancers. ENMD-2076 also targets the VEGFR, Flt-3 and FGFR3 kinases which have been shown to play important roles in the pathology of several cancers. ENMD-2076 has shown promising activity in Phase 1 clinical trials in solid tumor cancers, leukemia, and multiple myeloma. ENMD-2076 is currently completing a Phase 2 trial for ovarian cancer. EntreMed, Inc. recently initiated a dual-institutional Phase 2 study of ENMD-2076 in triple-negative breast cancer.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed.

Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the possibility that we may be delisted from trading on the Nasdaq Capital Market; the volatility of our common stock; the difficulty of executing our business strategy in China; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidate; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; declines in actual sales of Thalomid® resulting in reduced royalty payments; risks associated with our product candidates; any early-stage products under development; results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; dependence on third parties; and risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission (“SEC”), which are available at www.sec.gov.

COMPANY CONTACT:

Investor Relations

EntreMed, Inc.

240.864.2643

investorrelations@entremed.com

(Financial Table Attached)

ENTREMED, INC.

SUMMARY OF OPERATING RESULTS

Three Months Ended

December 31,

	2012	2011

Total revenues	$669,310	$1,932,035

Research and development	$494,712	$405,936

General and administrative	$535,096	$521,906

Net (loss) income	$(360,430)	$1,004,522

Dividend on Series A convertible preferred stock	-	$(251,250)

Net (loss) income attributable to common shareholders	$(360,430)	$753,272

Net (loss) income per share attributable to common shareholders (basic and diluted)	$(0.02)	$0.06

Weighted average number of shares outstanding (basic and diluted)	22,503,393	12,158,099

Twelve Months Ended

December 31,

	2012	2011

Total revenues	$669,310	$1,940,887

Research and development	$2,375,339	$3,457,373

General and administrative	$2,797,971	$3,051,511

Interest expense, net	$10,041,224	-

Net loss	$(14,545,224)	$(4,558,495)

Dividend on Series A convertible preferred stock	$(335,000)	$(1,005,000)

Net loss attributable to common shareholders	$(14,880,224)	$(5,563,495)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.78)	$(0.47)

Weighted average number of shares outstanding (basic and diluted)	19,055,064	11,781,119

Cash and Cash Equivalents	$8,049,237	$1,080,630

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